EXHIBIT 99.1

May __, 2008

Highlands Acquisition Corp.
One Paragon Drive, Suite 125
Montvale, New Jersey 07645

Citigroup Global Markets Inc.
As Representative of the Several Underwriters
388 Greenwich Street
New York, New York 10013

Gentlemen:

This letter is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Highlands Acquisition Corp., a Delaware corporation (the “Company”), and Citigroup Global Markets Inc., as Representative (the “Representative”) of the several underwriters named in Schedule I thereto (the “Underwriters”), relating to an underwritten initial public offering (the “IPO”) of the Company’s units (the “Units”), each comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant exercisable for one share of Common Stock (each, a “Warrant”). Certain capitalized terms used herein are defined in Section 17 hereof.

In recognition of the benefit that such IPO will confer upon the undersigned as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1.  If the Company solicits approval of its stockholders of a Business Combination, the undersigned will (i) vote all shares of Founder’s Common Stock included in the Founder’s Units beneficially owned by him in accordance with the majority of the votes cast by the holders of the IPO Shares and in favor of an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for the Company’s perpetual existence and (ii) vote all other shares of the Company’s Common Stock that may be acquired by him after the date hereof in favor of such Business Combination.

2.  In the event that the Company fails to consummate a Business Combination within 24 months from October 3, 2007, which date is the effective date of the registration statement relating to the IPO, the undersigned will, as promptly as possible, (i) cause the Trust Account to be liquidated and distributed to the holders of IPO Shares and (ii) cause the Company to liquidate as soon as reasonably practicable. The undersigned hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account and any remaining net assets of the Company as a result of such liquidation with respect to his shares of Founder’s Common Stock (“Claim”) and hereby waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that in the event that the Company fails to consummate a Business Combination and the Trust Account is liquidated and distributed, nothing herein shall prevent the undersigned from participating in the Trust Account pro rata with the Company’s public stockholders with respect to any shares of Common Stock purchased by the undersigned after the date hereof.

3.  The undersigned understands that the Company may effect a Business Combination with any entity and agrees that, during the period commencing on the closing of the IPO and extending until the Company has entered into a letter of intent, agreement in principle or definitive agreement regarding the Company’s initial Business Combination, he will not participate in the formation of, or become affiliated as an officer, director or stockholder of, any blank check company with a focus on target businesses in the healthcare industry; provided, however, that nothing contained herein shall override a person’s fiduciary obligations to any entity with which he is currently, directly or indirectly, associated or affiliated or by whom he is currently employed.

4.  The undersigned acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders unless the Company obtains an opinion from an independent investment banking firm reasonably acceptable to the Representative that the business combination is fair to the Company’s stockholders from a financial perspective.

5.  Neither the undersigned, any member of the family of the undersigned, nor any affiliate of the undersigned will be entitled to receive and will not accept any compensation for services rendered to the Company prior to or in connection with the consummation of the Business Combination; provided, however, that the undersigned shall be entitled to reimbursement from the Company for his out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination.

6.  Neither the undersigned, any member of the family of the undersigned, nor any affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the family of the undersigned or any affiliate of the undersigned originates a Business Combination.

7.  Subject to the terms and conditions hereof and in reliance upon the covenants, representations and warranties of the undersigned contained herein, on the date hereof the undersigned shall pay to the Company $150 (the “Purchase Price”) in consideration of the sale and delivery of 20,700 units (the “Founder’s Units”) of the Company, with each Founder’s Unit consisting of one share of Common Stock (the “Founder’s Common Stock”) and one warrant to purchase one share of Common Stock (the “Founder’s Warrant”). Each Founder’s Warrant will have an exercise price of $7.50 per share and will become exercisable on the later of the completion of the Company’s initial business combination or January 3, 2009 if and when the last sales price of the Company’s common stock exceeds $14.25 per share for any 20 trading days within a 30-trading day period beginning 90 days after the Company’s initial business combination. The undersigned acknowledges and agrees that the Founder’s Units (including the underlying securities) have not been registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Act”), or any state securities laws, and the certificates representing the Founder’s Units, Founder’s Common Stock and Founder’s Warrants will bear a legend to such effect.

The undersigned acknowledges and agrees that the Founder’s Units purchased hereby will be subject to certain restrictions on transfer, voting and forfeiture provisions as set forth in this letter agreement. In the event that the undersigned resigns and terminates his service as a director of the Company prior to the expiration of the time periods set forth in paragraphs 8 and 9 of this letter agreement, the undersigned acknowledges and agrees that the Founder’s Units, Founder’s Common Stock and Founder’s Warrants, as the case may be, purchased hereby shall be forfeited by the undersigned and sold, transferred, conveyed, assigned and delivered to the Company for cancellation. The undersigned acknowledges and agrees that the certificates representing the Founder’s Units, Founder’s Common Stock and Founder’s Warrants will bear a legend to the effect that such securities are subject to forfeiture.

8.  The undersigned agrees to escrow all of his Founder’s Common Stock until one year after the consummation by the Company of a Business Combination (“Common Stock Escrow Period”) and all of his Founder’s Warrants until the last sales price of the Common Stock exceeds $14.25 per share (subject to adjustment in the event of stock dividends, splits and similar actions) for any 20 trading days within a 30-trading day period beginning 90 days after the consummation of a Business Combination (“Warrant Escrow Period”, and collectively with the Common Stock Escrow Period, the “Escrow Periods”). Provided that the undersigned has not then resigned or refused to stand for reelection as a director, the risk of forfeiture of the Founder’s Common Stock shall lapse on the last day of the Common Stock Escrow Period and the risk of forfeiture of the Founder’s Warrants shall lapse on the last day of the Warrant Escrow Period, and each such security shall be released from escrow in accordance with and subject to the terms and conditions of the Escrow Agreement, dated as of October 3, 2007 (the “Escrow Agreement”), by and among the Company, the Insiders and Continental Stock Transfer & Trust Company annexed to the letter from the Company addressed to the undersigned, dated May 8, 2008, as Exhibit C. In addition, pursuant to the Escrow Agreement, in the event that the Company notifies the escrow agent that the Company is being liquidated at any time during the Escrow Period, then the escrow agent shall promptly destroy the certificates representing the escrowed Founder’s Units, Founder’s Common Stock and Founder’s Warrants. The undersigned acknowledges that he has read the Escrow Agreement and hereby agrees to be bound by the terms and provisions of the Escrow Agreement as if the undersigned were an original party thereto and defined as a “Founder” therein. The undersigned agrees to execute such additional documentation as may be reasonably requested by the escrow agent to effectuate the terms and agreements herein and therein.

9.  The undersigned agrees to serve as a Director of the Company until the earlier of (x) the expiration of the respective Escrow Periods, (y) the liquidation of the Company, or (z) the expiration of his term, if the board of directors of the Company fails to renominate him for election or the stockholders of the Company fail to re-elect him as a director; provided that nothing herein shall be construed as providing a right of the undersigned to any position if removed by proper corporate action. The undersigned’s biographical information furnished to the Company and the Representative and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to the undersigned’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act of 1933. The undersigned’s Director and Officer Questionnaire furnished to the Company and the Representative and annexed as Exhibit B hereto are true and accurate in all respects. The undersigned represents and warrants that:

(a)  he is not subject to, or a respondent in, any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b)  he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

(c)  he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

10.  The undersigned has full right and power, without violating any agreement by which he is bound to enter into this letter agreement and to serve as a director of the Company and hereby consents to being named in filings by the Company with the Securities and Exchange Commission as such.

11.  The undersigned hereby waives his right to exercise conversion rights with respect to any shares of the Company’s Common Stock owned or to be owned by the undersigned, directly or indirectly, and agrees that he will not seek conversion with respect to such shares in connection with any vote to approve a Business Combination.

12.  The undersigned hereby agrees to not propose, or vote in favor of, an amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the period of time in which the Company must consummate a Business Combination prior to its liquidation. Should such a proposal be put before stockholders, the undersigned hereby agrees to vote against such proposal except in connection with a Business Combination to give the Company perpetual existence. This paragraph may not be modified or amended under any circumstances.

13.  [Intentionally Omitted]

14.  This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The undersigned hereby (i) agrees that any action, proceeding or claim arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York or the Federal courts of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

15.  Nothing contained herein shall be deemed to render the Underwriters a representative of, or a fiduciary with respect to, the Company, its stockholders or any creditor or vendor of the Company with respect to the subject matter hereof.

16.  This letter agreement shall be binding on the undersigned and such person’s respective successors, heirs, personal representatives and assigns. This letter agreement shall terminate on the earlier of (i) the expiration of the longest applicable lock-up period and (ii) the liquidation of the Company; provided, that such termination shall not relieve the undersigned from liability for any breach of this agreement prior to its termination.

17.  As used herein, (i) a “Business Combination” shall mean a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business; (ii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iii) “Founder’s Common Stock” shall mean all of the shares of Common Stock of the Company included in the Founder’s Units acquired by the undersigned pursuant to paragraph 7 of this letter agreement; (iv) “Founder’s Units” shall mean all of the units acquired by the undersigned pursuant to paragraph 7 of this letter agreement; (v) “Founder’s Warrants” shall mean all of the warrants of the Company included in the Founder’s Units acquired by the undersigned pursuant to paragraph 7 of this letter agreement; (vi) “IPO Shares” shall mean the shares of Common Stock issued in the Company’s IPO; and (vii) “Trust Account” shall mean the Trust Account into which a portion of the net proceeds of the Company’s IPO will be deposited.

18.  The undersigned authorizes any employer, financial institution or consumer credit reporting agency to release to the Representative and its legal representatives or agents (including any investigative search firm retained by the Representative) any information they may have about the undersigned’s background and finances (“Information”), purely for the purposes of the Company’s IPO (and shall thereafter hold such Information confidential). Neither the Representative nor its agents shall be violating the undersigned’s right of privacy in any manner in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection.

Ronnie P. Barnes Print Name of Insider ________________________ Signature

EXHIBIT A

Biography

EXHIBIT B

Director and Officer Questionnaire